Exhibit 99.3

Fairchild Semiconductor Files New Patent Infringement

Lawsuit Against Power Integrations

San Jose, California – October 14, 2008 – Fairchild Semiconductor (NYSE:FCS), a leading global supplier of high-performance products that enable energy efficiency, announced today that it has filed a new patent infringement lawsuit against Power Integrations, Inc.

In the lawsuit filed in U.S. District Court in Wilmington, Del., Fairchild alleges that certain Power Integrations’ pulse-width modulation (PWM) integrated circuit products infringe one or more claims of three U.S. patents owned by Fairchild subsidiary System General Corporation.

The U.S. patents are No. 7,259,972, entitled “Primary-Side-Control Power Converter Having Switching Controller Using Frequency Hopping and Voltage And Current Control Loops;” No. 7,352,595, entitled “Primary-Side Controlled Switching Regulator;” and No. 7,061,780, entitled “Switching Control Circuit with Variable Switching Frequency for Primary-Side-Controlled Power Converters.”

Fairchild is seeking monetary damages and an injunction preventing the manufacture, use, sale, offer for sale or importation of Power Integrations products found to infringe the asserted patents.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Communications

1 (800) 341-0392 X 8728

Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com